Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement pertaining to the Mueller Water Products Inc. 2006 Stock Incentive Plan of our reports dated November 25, 2008, with respect to the consolidated financial statements of Mueller Water Products Inc. and subsidiaries included in its Annual Report (Form 10-K) for the fiscal year ended September 30, 2008, and the effectiveness of internal control over financial reporting of Mueller Water Products Inc. filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Atlanta, Georgia
February 6, 2009